Exhibit 10.1

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

December 6, 2010

AGL Capital Corporation
Ten Peachtree Place NE
Atlanta Georgia  30309

Attention:  Andrew W. Evans

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“GS Bank”) is pleased to confirm the arrangements under which (i) GS Bank is exclusively authorized by AGL Capital Corporation, a Nevada corporation (the “Company” or “you”) to act as sole lead arranger and sole bookrunner in connection with, (ii) GS Bank is exclusively authorized by the Company to act as administrative agent in connection with, and (iii) GS Bank commits to provide financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, the “Commitment Letter”).

You have informed us that AGL Resources Inc., a Georgia corporation (“HoldCo”), of which the Company is a direct wholly-owned financing subsidiary, intends to acquire through a newly formed, direct wholly-owned domestic subsidiary (the “Acquisition”) all of the outstanding common stock of Nicor Inc. (“Nicor”, together with its subsidiaries, the “Acquired Business”). You have also informed us that the Acquisition will be financed from the following sources:

•
the issuance by the Borrower (as defined in Annex B) of $1,050.0 million of debt securities to fund, in part, the Acquisition Cash Consideration (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) or, in the event some or all of the Notes are unable to be issued at the time the Acquisition is consummated, borrowings by the Borrower of unsecured senior increasing rate bridge loans (the “Bridge Loans”) under a 364-day senior bridge term loan facility in an aggregate principal amount of $1,050.0 million (the “Bridge Facility”) having the terms set forth on Annex B; and

•	the Acquisition Equity Consideration (as defined in Annex B);

provided that the amount of our commitments available to the Company under the Bridge Facility shall automatically be reduced on a dollar-for-dollar basis by, and on the date of receipt of, the net proceeds to HoldCo or any of its subsidiaries (but, in the case of proceeds received by a regulated subsidiary of HoldCo, solely to the extent such proceeds are distributed to HoldCo, the Company or another unregulated subsidiary of HoldCo (and, in the case of joint ventures with unaffiliated third parties, to the extent of HoldCo’s direct or indirect equity interest therein)) from:

(1)
(A) any direct or indirect public offering or private placement of any equity securities or (B) any direct or indirect public offering or private placement of debt securities or other incurrence of debt (whether funded or unfunded) or bank borrowings, including, in the case of each of clause (A) and (B), any Permanent Financing (as defined in the Fee Letter) but excluding (i) indebtedness set forth in the “Debt Schedule” delivered to GS Bank prior to the date hereof and indicated as “Exclusions to Commitment Reductions and Mandatory Prepayment”, (ii) the refinancing of certain commercial paper or Permitted Letters of Credit (as defined below) of HoldCo and its subsidiaries with new commercial paper or Permitted Letters of Credit or, with the prior written consent of GS Bank, other indebtedness satisfactory to GS Bank, (iii) any Permitted Borrower Debt (as defined in Annex B), (iv) any permitted intercompany investments and (v) (1) any issuances of equity pursuant to employee stock plans and (2) the Acquisition Equity Consideration; and

(2)
any non-ordinary course asset sale or other non-ordinary course disposition (including proceeds from the receipt of insurance or condemnation proceeds) of properties or assets of HoldCo or its subsidiaries (in each case, subject to certain customary exceptions to be agreed including a reinvestment right within six (6) months after the receipt by HoldCo or its applicable subsidiary in long-term capital assets used or useful in the business of HoldCo or such subsidiary) that, individually or in the aggregate following the date hereof, generate net proceeds in excess of $25.0 million (such threshold amount, the “Asset Sale Proceeds Threshold”);;

provided, further that HoldCo and its subsidiaries shall use commercially reasonable efforts to cause any such proceeds described in the foregoing clauses (1) and (2) (but, in the case of clause (2), only such proceeds (without giving effect to the Asset Sale Proceeds Threshold) that are in excess of an aggregate principal amount of $100.0 million following the date hereof) to be distributed as soon as practicable to HoldCo, the Company or another wholly-owned unregulated subsidiary of HoldCo; provided further that in the event that one or more of the regulatory approvals described in paragraph 5 of Annex C to this Commitment Letter requires any asset sale or other disposition as a condition to such approval, the use of “commercially reasonable efforts” required pursuant to the foregoing proviso shall include HoldCo and its subsidiaries requesting the approval of such regulator to distribute the proceeds of such asset sale or other disposition practicable to HoldCo, the Company or another wholly-owned unregulated subsidiary of HoldCo as soon as practicable.

“Permitted Letters of Credit” means letters of credit or letter of credit facilities of any of HoldCo and its subsidiaries not exceeding $25,000,000 in the aggregate.

1.	Commitments; Titles and Roles.

GS Bank is pleased to confirm its agreement to act, and you hereby appoint GS Bank to act, as sole lead arranger and sole bookrunner in connection with the Bridge Facility. GS Bank is pleased to confirm its agreement to act, and you hereby appoint GS Bank to act, as administrative agent for the Bridge Facility. GS Bank is pleased to commit to provide the full $1,050.0 million of the Bridge Facility on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so agree; provided that GS Bank may appoint up to four financial institutions identified by us and reasonably acceptable to you to act as syndication agent or documentation agent (or co-agents as applicable) in connection with the Bridge Facility.

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Our fees for our commitments and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and GS Bank on the date hereof.  For purposes of this Commitment Letter, “Goldman Sachs” means GS Bank and any of its affiliates that may provide services or perform obligations under this Commitment Letter or the Fee Letter.

2.	Conditions Precedent.

Goldman Sachs’ commitments and agreements hereunder are subject solely to (i) except (A) as disclosed in the Acquired Business SEC Documents (as defined below) filed with the SEC since January 1, 2008 but prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risk included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) and (B) as disclosed in the Company Disclosure Letter (as defined in the Acquisition Agreement as in effect on the date hereof), there not having occurred, since December 31, 2009 (the date of the most recent annual audited financial statements for the Acquired Business furnished by the Company to Goldman Sachs), any change, event or development which has had, or would reasonably be expected to have, an Acquired Business Material Adverse Effect (as defined below), (ii) except (A) as disclosed in the Company SEC Documents (as defined below) filed with the SEC since January 1, 2008 but prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risk included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) and (B) as disclosed in the Parent Disclosure Letter (as defined in the Acquisition Agreement as in effect on the date hereof), there not having occurred, since December 31, 2009 (the date of the most recent annual audited financial statements for HoldCo furnished by the Company to Goldman Sachs), any change, event or development which has had, or would reasonably be expected to have, a Company Material Adverse Effect, (iii) execution and delivery of definitive loan documents relating to the Bridge Facility including, without limitation, a bridge loan agreement and a guarantee from HoldCo (collectively, the “Loan Documents”), which Loan Documents shall be on terms consistent with the terms set forth on Annex B of this Commitment Letter and otherwise mutually acceptable to the parties hereto, (iv) the accuracy of the Acquisition Agreement Representations and the Specified Representations and (v) as set forth on Annex C.

“Company SEC Documents” means all annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, required to be filed with or furnished by HoldCo to the SEC pursuant to the Securities Act of 1933 or the Exchange Act of 1934, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (together with any supplements, modifications and amendments thereto since the time of filing through the date hereof).

 “Acquired Business SEC Documents” means all annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, required to be filed with or furnished by the Acquired Business to the SEC pursuant to the Securities Act of 1933 or the Exchange Act of 1934, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (together with any supplements, modifications and amendments thereto since the time of filing through the date hereof).

“Company Material Adverse Effect” means any change, event or development that is materially adverse to the business, financial condition or results of operations of HoldCo and its subsidiaries, taken as a whole, except to the extent that such change, event or development results from (and for the avoidance of doubt, any such change, event or development, to the extent resulting from the following, shall not be taken into account in determining whether there has been a Company Material Adverse Effect): (a) general economic or political, regulatory, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (b) any change affecting any of the industries in which HoldCo and its subsidiaries operate; (c) any change attributable to the execution of the Acquisition Agreement or the announcement or pendency of the transactions contemplated hereby, including any litigation resulting therefrom; (d) actions taken pursuant to the Acquisition Agreement or at the request of the Acquired Business, in each case, with the consent of the Arranger; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity; (f) any change in the market price for commodities; (g) any hurricane, earthquake, flood or other natural disasters or acts of God; (h) any change resulting from weather conditions or customer use patterns; (i) any adoptions, proposals, interpretations or changes in laws after the date hereof or any interpretation thereof by any governmental entity; (j) changes in GAAP after the date hereof or any interpretations thereof by any governmental entity; (k) any failure by HoldCo to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to the Acquired Business and its subsidiaries and each of their respective advisors, employees, officers, agents and other representatives; or (l) any change in the price or trading volume of the common stock of HoldCo on the NYSE or any other market in which such securities are quoted for purchase and sale or any suspension of trading in securities generally on any securities exchange on which any securities of HoldCo trade; provided, that with respect to clauses (a), (b), (e), (f), (g), (h) and (i), such changes and matters do not have a material and disproportionate adverse impact on HoldCo and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other persons operating in comparable industries (in the case of clauses (a), (b), (e), (f), (g), (h) and (i)) and/or in the comparable geographic region (in the case of clauses (e), (f),(g) and (h)) or in the comparable regulatory jurisdiction (in the case of clause (i)) as HoldCo or its relevant subsidiaries, and for the avoidance of doubt, for purposes of determining whether a Company Material Adverse Effect has occurred, only the disproportionate adverse impact on HoldCo and its subsidiaries, taken as a whole shall be considered; provided, further, that with respect to clauses (k) and (l), it is understood that the facts and circumstances giving rise to such failure or change shall not be excluded from the determination of whether there has been a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(j) of this definition.

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“Acquired Business Material Adverse Effect” means any change, event or development that is materially adverse to the business, financial condition or results of operations of the Acquired Business and its subsidiaries, taken as a whole, except to the extent that such change, event or development results from (and for the avoidance of doubt, any such change, event or development, to the extent resulting from the following, shall not be taken into account in determining whether there has been an Acquired Business Material Adverse Effect): (a) general economic or political, regulatory, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (b) any change affecting any of the industries in which the Acquired Business and its subsidiaries operate, including the international, national, regional or local wholesale or retail markets for natural gas or containerized shipping; (c) any change attributable to the execution of the Acquisition Agreement or the announcement or pendency of the transactions contemplated hereby, including any litigation resulting therefrom; (d) actions taken pursuant to the Acquisition Agreement or at the request of HoldCo, in each case, with the consent of the Arranger; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity; (f) any change in the market price for commodities; (g) any hurricane, earthquake, flood or other natural disasters or acts of God; (h) any change resulting from weather conditions or customer use patterns; (i) any adoptions, proposals, interpretations or changes in laws after the date hereof or any interpretation thereof by any governmental entity; (j) changes in GAAP after the date hereof or any interpretations thereof by any governmental entity; (k) any failure by the Acquired Business to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to the Acquired Business and its subsidiaries and each of their respective advisors, employees, officers, agents and other representatives; or (l) any change in the price or trading volume of the common stock of the Acquired Business on the NYSE or any other market in which such securities are quoted for purchase and sale or any suspension of trading in securities generally on any securities exchange on which any securities of the Acquired Business trade; provided, that with respect to clauses (a), (b), (e), (f), (g), (h) and (i), such changes and matters do not have a material and disproportionate adverse impact on the Acquired Business and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other persons operating in comparable industries (in the case of clauses (a), (b), (e), (f), (g), (h) and (i)) and/or in the comparable geographic region (in the case of clauses (e), (f),(g) and (h)) or in the comparable regulatory jurisdiction (in the case of clause (i)) as HoldCo or its relevant subsidiaries, and for the avoidance of doubt, for purposes of determining whether an Acquired Business Material Adverse Effect has occurred, only the disproportionate adverse impact on the Acquired Business and its subsidiaries, taken as a whole shall be considered; provided, further, that with respect to clauses (k) and (l), it is understood that the facts and circumstances giving rise to such failure or change shall not be excluded from the determination of whether there has been an Acquired Business Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(j) of this definition.

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Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations relating to HoldCo, the Acquired Business and their respective subsidiaries, the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date, will be (i) those representations and warranties regarding (x) the Acquired Business and its subsidiaries set forth in Article 3 of the Acquisition Agreement  as are material to the interests of the Lenders, but only to the extent that you or one of your affiliates has the right (determined without regard to any notice requirement) to terminate your or its obligations or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (y) HoldCo and its subsidiaries set forth in Article 4 of the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Acquired Business has the right (determined without regard to any notice requirement) to terminate its obligations or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (such representations in clause (i), collectively, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Bridge Facility will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 2 (including by way of express references herein) and in Annex C hereto are satisfied; provided that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in Annex C). As used herein, “Specified Representations” means representations relating to corporate existence; organizational power and authority to enter into the documentation relating to the Bridge Facility; due execution, delivery and enforceability of such documentation; solvency (of HoldCo and its subsidiaries on a consolidated basis after giving effect to the Transactions); no conflicts with laws, regulations or charter documents; Federal Reserve margin regulations; the Investment Company Act; and Patriot Act.  The parties hereto acknowledge and agree that the agreements and commitments of GS Bank hereunder are, except as expressly referenced in this Section 2 and Annex C, not subject to any additional conditions precedent under the terms and conditions of this Commitment Letter, the Fee Letter or any other document entered into between the parties hereto.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

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3.	Syndication.

GS Bank intends and reserves the right to syndicate the Bridge Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of GS Bank.  GS Bank  will select the Lenders after consultation with you.  GS Bank will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GS Bank pursuant to the terms of this Commitment Letter and the Fee Letter.  GS Bank will determine the final commitment allocations and will notify the Company of such determinations.  To assist with the general syndication of the Bridge Facility, the parties hereto agree to use commercially reasonable efforts to execute and deliver the Loan Documents as soon as reasonably practicable following the date hereof and to cooperate in good faith in the preparation and negotiation of the Loan Documents pursuant to such timing as is consistent with the syndication requirements of the Bridge Facility as determined by GS Bank in its reasonable judgment.  You further agree that the commitments and agreements of GS Bank hereunder are conditioned upon GS Bank having a period of at least thirty (30) consecutive days following the Company’s delivery of the Initial Marketing Package (as defined below) to syndicate the Bridge Facility prior to the Closing Date (such period, the “Bridge Syndication Period”); provided, that such Bridge Syndication Period will not include any day from and including December 17, 2010 through and including January 3, 2011.  The Company agrees to use commercially reasonable efforts to ensure that GS Bank’s syndication efforts benefit from the existing lending relationships of HoldCo, the Company, the Acquired Business and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earlier of Successful Syndication (as defined in the Fee Letter) and 90 days following the Closing Date, the Company will not, and will ensure that HoldCo and any subsidiary thereof will not, will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt or equity security of HoldCo, the Company, the Acquired Business or any of their respective subsidiaries (other than (a)(i) the Bridge Facility, (ii) the Notes and/or any other Permanent Financing, (iii) the refinancing of certain commercial paper of HoldCo and its subsidiaries with new commercial paper or, with the prior written consent of GS Bank, other indebtedness satisfactory to GS Bank, (iv) any Permitted Borrower Debt (as defined in Annex B) and (v) indebtedness set forth in the “Debt Schedule” delivered to GS Bank prior to the date hereof and indicated as “Exclusions to Clear Market”, and (b)(i) the issuance of equity pursuant to employee stock plans and other similar arrangements to be agreed and (ii) the Acquisition Equity Consideration), including any renewals, refinancings, amendments, consents or other modifications of any existing debt facility or debt security, without the prior written consent of GS Bank.

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You agree to actively assist, and to use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to actively assist, GS Bank in connection with the syndication of the Bridge Facility, which assistance shall include, without limitation (i) upon the request of GS Bank, in its discretion, cooperating with GS Bank in connection with the preparation of one or more information packages for the Bridge Facility regarding the business, operations, financial projections and prospects of HoldCo, the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the Transactions (as defined in Annex B) contemplated hereunder prepared by or on behalf of HoldCo or the Company deemed reasonably necessary by GS Bank to complete the syndication of the Bridge Facility, (ii) using commercially reasonable efforts to obtain promptly after the date hereof (a) an updated public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), and (b) an updated public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), in the case of each of clause (a) and (b), which rating is pro forma for the Transactions, (iii) the presentation of one or more information packages reasonably acceptable in format to GS Bank (collectively, the “Lender Presentation” and, together with such marketing materials of the type referred to below in clauses (iv) and (v) requested by GS Bank prior to the date hereof, the “Initial Marketing Package”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of HoldCo, the Company and the Acquired Business with prospective Lenders and participation of such persons in meetings), (iv) the historical financial statements referenced in clauses (i), (ii) and (iii) of paragraph 2 on Annex C hereto, (v) pro forma financial statements and information (including, without limitation, a pro forma balance sheet and pro forma financial projections) for HoldCo and its subsidiaries (including without limitation the Company, and the Acquired Business) and (vi) such other marketing materials in form reasonably satisfactory to GS Bank as GS Bank determines are consistent with the syndication requirements of the Bridge Facility.  You will be solely responsible for the contents of any such Confidential Information Memorandum and the Initial Marketing Package and all other information, documentation or materials delivered to GS Bank in connection therewith (collectively, the “Information”) and acknowledge that Goldman Sachs will be using and relying upon the Information without independent verification thereof.  You agree that Information regarding the Transactions and Information provided by HoldCo, the Company or your representatives to Goldman Sachs in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum (including any Public-Side CIMs (as defined below)), the Initial Marketing Package, financial statements, projections and draft or final offering materials relating to contemporaneous or prior securities issuances by HoldCo, the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with GS Bank’s standard syndication practices, and you acknowledge that neither Goldman Sachs nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to HoldCo, the Company, the Acquired Business or their respective affiliates or securities) (each, a “Public Lender”).  At the request of GS Bank, you agree to prepare additional versions of the Confidential Information Memorandum and the Initial Marketing Package for the Bridge Facility to be used by Public Lenders that do not contain material non-public information concerning HoldCo, the Company, the Acquired Business or their respective affiliates or securities (the “Public-Side CIMs”).  The information to be included in the Public-Side CIMs will be substantially consistent with the information included in any offering memorandum or private placement memorandum for the offering for the Notes and/or any other Permanent Financing except to the extent GS Bank may otherwise agree.  It is understood that in connection with your assistance described above, you will provide, and use commercially reasonable efforts to cause all other applicable persons to provide, authorization letters to GS Bank authorizing the distribution of the Information to prospective Lenders, containing a representation to GS Bank that no Public-Side CIM includes material non-public information about HoldCo, the Company, the Acquired Business or their respective affiliates or its or their respective securities.  In addition, you will clearly designate as such all Information provided to Goldman Sachs by or on behalf of HoldCo or the Company or the Acquired Business which is suitable to make available to Public Lenders.  You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Loan Documents; (b) customary administrative materials prepared by GS Bank for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Facility.

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4.	Information.

You  represent and covenant (in the case of Information relating to the Acquired Business, to the best of your knowledge) that (i) all Information (other than financial projections) provided directly or indirectly by or on behalf of HoldCo or the Company to Goldman Sachs or the Lenders in connection with the Transactions contemplated hereunder, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the financial projections that have been or will be made available to Goldman Sachs or the Lenders by or on behalf of HoldCo or the Company in connection with the Transactions contemplated hereunder have been and will be prepared in good faith based upon assumptions that are or will be believed by the preparer thereof to be reasonable at the time such financial projections were or will be furnished to Goldman Sachs or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the later of (i) the Closing Date and (ii) Successful Syndication, any of the representations in the preceding sentence would be incorrect in any respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all respects under those circumstances.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification.  You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of GS Bank (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Goldman Sachs and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Goldman Sachs may assign its commitments and other agreements hereunder, in whole or in part, to any of its affiliates and, as provided under Section 3 above, to any Lender prior to the Closing Date.  In addition, until the earlier of Successful Syndication and the Closing Date, Goldman Sachs may, in consultation with the Company, assign its commitments and other agreements hereunder, in whole or in part, to other Lenders. Notwithstanding the foregoing, no such assignment shall relieve Goldman Sachs of its obligations set forth herein to fund that portion of the commitments under the Bridge Facility so assigned, except to the extent (x) that you have identified such Lender on the “Permitted Assignee Schedule” set forth on Schedule 1 to the Fee Letter including, for the avoidance of doubt, the lenders under the Existing AGL Credit Agreement as of the date hereof (each, a “Permitted Assignee”) or (y) you have consented to such assignment (such consent not to be unreasonably withheld or delayed and provided that such consent shall be deemed to have been given if you have not responded within ten (10) business days of a request for such consent) and such assignment is evidenced by (1) an amendment or joinder, among such Lender, Goldman Sachs and you have, with respect to this Commitment Letter pursuant to which such Lender shall commit to provide a portion of the Bridge Facility or (2) the Loan Documents, whereupon, in the case of each of clause (x) and (y), Goldman Sachs’ commitments hereunder with respect to the Bridge Facility shall be reduced at such time by an amount equal to the commitment assumed by such Lender. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

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7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, Goldman Sachs in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to Goldman Sachs (to the extent not expressly prohibited by law from doing so), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (and, to the extent portions thereof have been redacted in a manner satisfactory to GS Bank after review by GS Bank thereof, the Fee Letter and the information contained therein) to the Acquired Business to the extent you notify such person of its obligations to keep such material confidential and such person agrees to hold the same in confidence, and to the Acquired Business’ officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Facility to the extent such persons agree to hold the same in confidence, (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iv) the information contained in Annex B, in any prospectus, offering memorandum or private placement memorandum relating to the Notes and/or any other Permanent Financing in a form customary for offerings of such type, (v) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs and (vi) the aggregate of the fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in the offering and marketing materials for the Bridge Facility and/or the Permanent Financing or in any public filing relating to the Transactions.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, Goldman Sachs, together with its affiliates (collectively, “GS”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, GS may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of HoldCo and its subsidiaries, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of HoldCo and its subsidiaries, or (iii) have other relationships with HoldCo and its subsidiaries.  In addition, GS may provide investment banking, underwriting and financial advisory services to such other entities and persons.  GS may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of HoldCo and its subsidiaries or such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although GS Bank in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Company or to use such information on the Company’s behalf.

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Consistent with GS’s policy to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that GS has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

GS may have economic interests that conflict with those of the Company, its equity holders and/or its affiliates.  You agree that GS will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Company, its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between GS, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) GS has not assumed an advisory or fiduciary responsibility in favor of the Company, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether GS has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) GS is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  You agree that the Company will not claim that GS has rendered advisory services of any nature or respect,  including without limitation with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to the Company, in connection with such transactions or the process leading thereto. In addition, GS Bank may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning HoldCo, the Company, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to GS Bank hereunder.

In addition, please note that GS does not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

10

9.	Miscellaneous.

Goldman Sachs’ commitments and agreements hereunder will terminate upon the earliest to occur of (i) the consummation of the Acquisition, (ii) the termination of the definitive Agreement and Plan of Merger, dated as of December 6, 2010, among HoldCo, Apollo Acquisition Corp., Ottawa Acquisition LLC and Nicor (the “Acquisition Agreement”) in accordance with its terms and (iii) December 30, 2011 or if the Marketing Period (as defined in the Acquisition Agreement as in effect on the date hereof) has not been completed on or before December 17, 2011, February 2, 2012 (but only to the extent the Initial Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) has been so extended); provided that if the Initial Outside Date has been extended to the Extended Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) pursuant to Section 7.1(b) of the Acquisition Agreement as in effect on the date hereof, to a date not beyond July 2, 2012, then the date applicable under this clause (iii) shall be extended to such Extended Outside Date, unless the closing of the Bridge Loans on the terms and subject to the conditions contained herein, has been consummated on or before such date.  In addition, upon the reduction of all commitments under the Bridge Facility as set forth in Annex B under the heading “Mandatory Prepayments” or the proviso in the second paragraph of this Commitment Letter (including in connection with the issuance of the Notes or any other Permanent Financing (in escrow or otherwise)), Goldman Sachs’ commitment hereunder to provide and arrange Bridge Loans will terminate.

The provisions set forth under Sections 3,4, 5 (including Annex A) and 7 hereof and this Section 9 hereof will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth under Sections 5 (including Annex A) and 7 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or Goldman Sachs’ commitments and agreements hereunder.

The Company for itself and its affiliates agrees that any suit or proceeding arising in respect to this Commitment Letter or Goldman Sachs’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Company for itself and its affiliates agrees to submit to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of Goldman Sachs’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  The Company for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, however, that the interpretation of the definition of Acquired Business Material Adverse Effect and Company Material Adverse Effect, in each case, as set forth herein, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11

Goldman Sachs hereby notifies the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), GS Bank and each Lender may be required to obtain, verify and record information that identifies the Borrower and the Guarantor (as defined in Annex B), which information includes the name and address of, the Borrower and the Guarantor and other information that will allow GS Bank and each Lender to identify the Borrower and the Guarantor in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for Goldman Sachs and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

[Remainder of page intentionally left blank]

12

Please confirm that the foregoing is in accordance with your understanding by signing and returning to GS Bank the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on December 6, 2010 whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Anna Ostrovsky

Authorized Signatory

13

ACCEPTED AND AGREED AS OF DECEMBER 6, 2010:

AGL CAPITAL CORPORATION

By:          /s/ Paul R. Shlanta

Name:     Paul R. Shlanta

Title:       Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

14

ANNEX A

In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of HoldCo, the Company or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse on demand Goldman Sachs for its reasonable legal and other expenses (including, without limitation, the cost of any investigation and preparation) incurred in connection therewith.  The Company also agrees to indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Goldman Sachs in performing the services that are the subject of the Letters.  If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) HoldCo, the Company and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) HoldCo, the Company and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) Goldman Sachs on the other hand with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Goldman Sachs, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-1

ANNEX B

AGL Capital Corporation

Summary of the Bridge Loans

Reference is made to the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	AGL Capital Corporation, a Nevada corporation (the “Borrower”).

Guarantor:
AGL Resources Inc., a Georgia corporation (“HoldCo” or the “Guarantor”) will guarantee (the “Guarantee”) all obligations under the Bridge Loans.  The Bridge Loans and the Guarantee will rank pari passu in right of payment with all other senior indebtedness and guarantees of such indebtedness of the Borrower and HoldCo.

Transactions:
The Borrower intends to acquire the Acquired Business on the terms and conditions set forth in the Acquisition Agreement, including all exhibits and schedules attached thereto, the Company Disclosure Letter (as defined in the Acquisition Agreement as in effect on the date hereof) and the Parent Disclosure Letter (as defined in the Acquisition Agreement as in effect on the date hereof) (collectively, the “Acquisition Documents”), pursuant to which the equity holders of the Acquired Business will receive an aggregate amount of $976.0 million in cash (the “Acquisition Cash Consideration”) and $1,435 million of common stock of the Borrower (the “Acquisition Equity Consideration” and, together with the Acquisition Cash Consideration, the “Acquisition Consideration”). In connection with the Acquisition, the Borrower intends to (i) obtain the Bridge Facility (provided that it is anticipated that some or all of the Bridge Facility will be replaced or repaid by the issuance of Permanent Financing (as defined in the Fee Letter)), (ii) terminate and repay or refinance certain existing indebtedness of the Acquired Business and (iii) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to as the “Transactions”.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used on the Closing Date to fund, in part, the Acquisition Cash Consideration and to pay the Transaction Costs.

Sole Lead Arranger and Sole
Bookrunner:	Goldman Sachs Bank USA (“GS Bank” and, in its capacities as Sole Lead Arranger and Sole Bookrunner, the “Arranger”).

Co-Syndication Agents:	Up to two financial institutions selected by the Arranger and reasonably acceptable to the Borrower.

Co-Documentation Agents:	Up to two financial institutions selected by the Arranger and reasonably acceptable to the Borrower.

Annex B-1

Administrative Agent:	GS Bank (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	GS Bank and/or other financial institutions selected by the Arranger (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:
$1,050.0 million in aggregate principal amount of senior unsecured increasing rate loans, less the amount of any reduction to the commitments under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments” below, including, without limitation, in connection with the issuance of any Notes or Permanent Financing (the “Bridge Loans”).

Closing Date:
The date on or before December 30, 2011 (or if the Marketing Period (as defined in the Acquisition Agreement as in effect on the date hereof) has not been completed on or before December 17, 2011, February 2, 2012 (but only to the extent the Initial Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) has been so extended); provided that if the Initial Outside Date has been extended to the Extended Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof) pursuant to Section 7.1(b) of the Acquisition Agreement as in effect on the date hereof, to a date not beyond July 2, 2012, then the date applicable under this paragraph shall be extended to such Extended Outside Date) on which the borrowings under the Bridge Facility are made and the Acquisition is consummated (the “Closing Date”).

Maturity:	The Bridge Loans will mature on the date that is 364 days after the Closing Date.

Amortization:	No amortization will be required with respect to the Bridge Facility.

Interest Rate:
All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, at a floating per annum rate equal to (i) the reserve adjusted Eurodollar Rate plus the Applicable Margin (as defined below) or (ii) at the Base Rate plus the Applicable Margin minus 1.00%.

As used herein, “Applicable Margin” means a percentage determined in accordance with the pricing grid (the “Pricing Grid”) below, subject to an increase of 0.25% as of the last day of each 90-day period after the Closing Date; provided that at any time HoldCo or any of its subsidiaries (including, without limitation, the Company and the Acquired Business) has any obligations outstanding (whether funded or unfunded) under the Existing AGL Credit Facility (as may be amended from time to time after the date hereof) or any other bank, bridge or similar debt facility, the interest rates applicable to the Bridge Facility shall be increased to be at least equal to the highest corresponding interest rates then in effect for the Existing AGL Credit Facility, Existing Nicor Credit Facilities and such other bank, bridge or similar debt facility.

Annex B-2

CFR/CCR Rating (Moody’s/S&P)	Applicable Margin
A2/A or higher	1.50%
A3/A-	1.75%
Baa1/BBB+	2.00%
Baa2/BBB	2.25%
Baa3/BBB- or lower	2.50%

For purposes of the foregoing, “CFR/CCR Rating” means, as of any date of determination, and taking into account the Transactions, the Borrower’s public corporate family rating or public corporate credit rating, as determined by Moody’s or S&P, respectively; provided that if a CFR/CCR Rating is issued by each of Moody’s and S&P, then the higher of such CFR/CCR Ratings shall apply unless there is a split in the CFR/CCR Ratings of more than one level, in which case the level which is the midpoint shall apply, and if there is no midpoint, then the level that is one level below the higher CFR/CCR Rating shall apply. The CFR/CCR Ratings shall be determined from the most recent public announcement or publication of any changes in the CFR/CCR Ratings. If neither Moody’s nor S&P shall publish such a rating for the Borrower, the ratings of such ratings agencies shall be deemed to be the lowest rating level under the Pricing Grid.

As used herein, the terms “reserve adjusted Eurodollar Rate” and “Base Rate” will have the meaning customary and appropriate for bridge financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for bridge financings of this type.  After the occurrence and during the continuance of a payment or bankruptcy default, interest on all overdue amounts will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Duration Fees:
The Borrower shall pay a duration fee for the ratable benefit of each Lender under the Bridge Facility, on the dates set forth below, equal to a percentage determined in accordance with the grid below (the “Duration Fee Percentage”) times the aggregate principal amount of Bridge Loans outstanding as of such date.

Baa1 and BBB+ or better (the “Ratings Threshold”)		In the event the Ratings Threshold is not achieved
90 days after the Closing Date	0.50%	90 days after the Closing Date	0.75%
180 days after the Closing Date	1.00%	180 days after the Closing Date	1.25%
270 days after the Closing Date	1.50%	270 days after the Closing Date	1.75%

Annex B-3

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayments/
Commitment Reductions:
On and after the Closing Date, the Bridge Loans shall be prepaid at 100% of the principal amount of the Bridge Loans being prepaid plus accrued interest to the date of prepayment (and, after December 6, 2010, but prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter shall be permanently reduced on a dollar-for-dollar basis) by the amount of net proceeds to HoldCo or any of its subsidiaries (including, without limitation, the Company and, on and after the Closing Date, the Acquired Business), but, in the case of proceeds received by a regulated subsidiary of HoldCo, solely to the extent such proceeds are distributed to HoldCo, the Company or another unregulated subsidiary of HoldCo (and, in the case of joint ventures with unaffiliated third parties, to the extent of HoldCo’s direct or indirect equity interest therein) from:

(1)
(A) any direct or indirect public offering or private placement of any equity securities or (B) any direct or indirect public offering or private placement of any debt securities or any other incurrence of debt (whether funded or unfunded) or bank borrowings, including, without limitation, in the case of each of clause (A) and (B), any Permanent Financing, but excluding (i) any funded or unfunded debt incurred in the ordinary course under the Existing AGL Credit Agreement as in effect on the date of the Commitment Letter (as may be amended in accordance with the terms set forth in Annex C), (ii) any Permitted Borrower Debt (as defined below), (iii) indebtedness set forth in the “Debt Schedule” delivered to the Arranger prior to the date hereof and indicated as “Exclusions to Commitment Reductions and Mandatory Prepayment”, (iv) permitted intercompany investments, (v) the refinancing of certain commercial paper or Permitted Letters of Credit (as defined below) of HoldCo and its subsidiaries with new commercial paper or Permitted Letters of Credit or, with the prior written consent of the Arranger, other indebtedness satisfactory to the Arranger, and (iv) (1) any issuances of equity pursuant to employee stock plans and (2) the Acquisition Equity Consideration; and

(2)
 any non-ordinary course asset sale or other non-ordinary course disposition (including the receipt of insurance or condemnation proceeds) of properties or assets of HoldCo or its subsidiaries (including the Company and, on and after the Closing Date, the Acquired Business and in each case, subject to certain customary exceptions to be agreed including a reinvestment right within six (6) months after the receipt by HoldCo or its applicable subsidiary in long-term capital assets used or useful in the business of HoldCo or such subsidiary) that, individually or in the aggregate following the date hereof, generate net proceeds in excess of $25.0 million (such threshold amount, the “Asset Sale Proceeds Threshold”);

Annex B-4

provided, that HoldCo and its subsidiaries shall use commercially reasonable efforts to cause any such proceeds described in the foregoing clauses (1) and (2) above (but, in the case of clause (2), only such proceeds (without giving effect to the Asset Sale Proceeds Threshold) that are in excess of an aggregate principal amount of $100.0 million following the date of the Commitment Letter) to be distributed as soon as practicable to HoldCo, the Company or another unregulated wholly-owned subsidiary of HoldCo; provided further that in the event that one or more of the regulatory approvals described in paragraph 5 of Annex C to the Commitment Letter requires any asset sale or other disposition as a condition to such approval, (i) no later than 2 business days following the Closing Date, the Bridge Loans shall be prepaid plus accrued interest to the date of prepayment in an amount equal to the amount of net proceeds resulting from any required asset sale or other disposition with respect to the Acquired Business prior to the Closing Date, which are held by Holdco, the Company or another wholly-owned unregulated subsidiary of Holdco (including the Acquired Business) on the Closing Date and (ii) the use of “commercially reasonable efforts” required pursuant to the foregoing proviso shall include HoldCo and its subsidiaries requesting the approval of such regulator to distribute the proceeds of such asset sale or other disposition to HoldCo, the Company or another wholly-owned unregulated subsidiary of HoldCo as soon as practicable.

Any proceeds from the sale of Permanent Financing (as defined in the Fee Letter) funded or purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

“Permitted Letters of Credit” means letters of credit or letter of credit facilities of any of HoldCo and its subsidiaries not exceeding $25,00,000 in the aggregate.

Permitted Borrower
Debt:	Certain senior unsecured debt securities and credit facilities (collectively, the “Permitted Borrower Debt”) of the Borrower consisting solely of:

Annex B-5

(i)
Any debt securities (and expressly not loans) of the Borrower issued either (x) on or prior to January 14, 2011 or (y) on or after February 4, 2011 but prior to May 31, 2011, in exchange for, or the net proceeds of which are directly and immediately used solely (except to the extent otherwise expressly agreed in advance in writing by the Arranger in its sole discretion) to refinance, either (A) the 7.125% Notes due 2011 of the Borrower or (B) the Permitted Delayed Draw Facility referred to below, as applicable, which refinancing debt shall have terms and conditions customary for such debt; provided, that the Borrower shall have engaged one or more investment and/or commercial banks satisfactory to GS Bank on terms and conditions satisfactory to GS Bank to act as a sole or joint bookrunner in connection with the public sale or private placement of such refinancing debt securities; provided, further, that neither HoldCo nor any of its subsidiaries shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of such refinancing debt prior to the date that is two (2) weeks following the date of the Commitment Letter (such debt securities, as used herein and in the Commitment Letter, the “Permitted 2011 Notes Refinancing”);

(ii)
solely in the event that the Company determines in good faith that the debt securities under the Permitted 2011 Notes Refinancing cannot be offered or sold prior to January 14, 2011 for any reason, a short-term credit facility of the Borrower consummated on or prior to January 14, 2011, the net proceeds of which are directly and immediately used to solely refinance the 7.125% Notes due 2011 of the Borrower, which credit facility shall have customary terms and conditions to be agreed; provided, that the Borrower shall have engaged GS Bank on terms and conditions to be agreed to act as a sole or joint lead arranger and bookrunner in connection with the syndication of such credit facility (such short-term facility, as used herein and in the Commitment Letter, “Permitted Delayed Draw Facility”);

(iii)
an incremental revolving facility under the Existing AGL Credit Agreement (as may be amended in accordance with the terms set forth in Annex C) in an amount not to exceed, together with any Permitted Nicor Revolver Refinancing pursuant to clause (iv) below, $750.0 million, to be entered into in accordance with the terms and conditions of the Existing AGL Credit Agreement (as may be amended in accordance with the terms set forth in Annex C); provided, that the Borrower shall have engaged one or more financial institutions satisfactory to GS Bank to act as lead arranger of such incremental facility; provided, further, that neither HoldCo nor any of its subsidiaries shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of such incremental facility prior to the earlier of (x) Successful Syndication of the Bridge Facility and (y) 90 days after the announcement of the Transactions and the commencement of the Bridge Syndication Period (as defined in the Commitment Letter) (provided that if Successful Syndication shall not have occurred, such actions shall only be taken to the extent reasonable prior notice thereof shall have been given to the Arranger and, to the extent requested by the Arranger, taken in co-ordination with the Arranger) (such incremental facility, as used herein and in the Commitment Letter, “Permitted Incremental Facility”);

Annex B-6

(iv)
any revolving credit facility of the Borrower in an amount not to exceed, together with any Permitted Incremental Facility pursuant to clause (iii) above, $750.0 million, on terms and conditions customary for debt financings of this kind and the net proceeds of which are directly and immediately used solely to refinance or replace the Existing Nicor Credit Facilities (including to repay loans, and terminate commitments, under the Existing Nicor Credit Facilities), and pursuant to a syndication process satisfactory to GS Bank; provided that neither HoldCo nor any of its subsidiaries shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of such refinancing debt prior to the earlier of (x) Successful Syndication of the Bridge Facility and (y) 90 days after the announcement of the Transactions and the commencement of the Bridge Syndication Period (provided that if Successful Syndication shall not have occurred, such actions shall only be taken to the extent done so in co-ordination with the Arranger); provided, further, that any such refinancing debt pursuant to this sub-clause (iv) shall only become effective following the Closing Date (such revolving credit facility, as used herein and in the Commitment Letter, “Permitted Nicor Revolver Refinancing”); and

(v)
in lieu of the Permitted Incremental Facility and the Permitted Nicor Revolver Refinancing, any revolving credit facility of the Borrower in an amount not to exceed $1,750.0 million, on terms and conditions customary for debt financings of this kind and the net proceeds of which are directly and immediately used solely to refinance or replace the Existing Nicor Credit Facilities and the Existing AGL Credit Agreement (including to repay loans, and terminate commitments, under the Existing Nicor Credit Facilities and the Existing AGL Credit Agreement), and pursuant to a syndication process satisfactory to GS Bank; provided that neither HoldCo nor any of its subsidiaries shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of such refinancing debt prior to the earlier of (x) Successful Syndication of the Bridge Facility and (y) 90 days after the Closing Date (provided that if Successful Syndication shall not have occurred, such actions shall only be taken to the extent done so in co-ordination with the Arranger); provided, further, that any such refinancing debt pursuant to this sub-clause (v) shall only become effective following the Closing Date (such revolving credit facility, as used herein and in the Commitment Letter, “Permitted Combined Revolver Refinancing”).

Annex B-7

As used herein, “Existing Nicor Credit Facilities” means, collectively, the credit facilities established pursuant to (i) that certain 3-Year Credit Agreement, dated as of April 23, 2010, among Nicor Gas Company and Nicor Inc., as Borrowers, JPMorgan Cash Bank, N.A., as Administrative Agent, and the other parties thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof, and (ii) that certain 364-Day Credit Agreement, dated as of April 23, 2010, among Nicor Gas Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other parties thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof (the “364-Day Nicor Credit Agreement”).

Voluntary Prepayment:
Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time without premium or penalty, upon five (5) business days’ written notice, such prepayment to be made at par plus accrued interest.

Loan Documentation:
The definitive Loan Documents for the Bridge Facility will contain only those representations, warranties, covenants and events of default as are expressly set forth below in this Annex B, together with other customary loan document provisions to be negotiated in good faith and based upon and consistent with the terms set forth in the Commitment Letter, in each case, applicable to HoldCo and its subsidiaries (including, without limitation, the Company and the Acquired Business), with exceptions, baskets, materiality thresholds and grace periods to be mutually agreed, but giving due regard to (i) that certain Credit Agreement, dated as of September 15, 2010, among the Borrower, HoldCo, Inc., as Guarantor, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto from time to time (as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Existing AGL Credit Agreement”), (ii) the operational requirements of HoldCo and its subsidiaries, and (iii) the syndication requirements of, current market conditions for, and the differences in nature of, the Bridge Facility, which representations, warranties, covenants and events of default shall be limited to:

- representations and
warranties:
organizational status and good standing; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; no conflicts; governmental and third-party consents; historical and projected financial condition; no material adverse change; absence of material litigation; payment of taxes; title to properties; intellectual property; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; consolidated Closing Date solvency of the HoldCo and its subsidiaries taken as a whole; compliance with laws; full disclosure; and Patriot Act and other related matters;

Annex B-8

- financial covenant:	maximum consolidated total debt to consolidated total capitalization (the “Total Debt to Capitalization Ratio”) of HoldCo and its subsidiaries not to exceed 0.70:1.00 at any time;

- affirmative covenants:
delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders or Non-Public Lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; compliance with laws; environmental matters; maintenance of CFR/CCR Ratings; ranking as senior debt; use of proceeds; compliance with the Commitment Letter, the Fee Letter and the engagement letter of even date herewith (the “Engagement Letter”) between the Borrower and the Financial Institutions (as defined in the Fee Letter) and to use all commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date;

- negative covenants:
limitations with respect to debt (including guarantees of indebtedness); liens (other than, among other exceptions to be mutually agreed, liens granted pursuant to the terms  of that certain Indenture, dated as of January 1, 1954, between Commonwealth Edison Company and Continental Illinois National Bank and Trust Company of Chicago, as amended, supplemented or otherwise modified from time to time through the date hereof); sale and leasebacks; restrictions on subsidiary distributions; restricted payments (other than ordinary cash dividends economically equivalent (on a per share basis after giving effect to the Acquisition) to the ordinary cash dividends historically paid by the Borrower plus any increase to such dividends that is consistent with historical practice); share repurchases; mergers and consolidations; change in operations and hedging; sale of assets (including subsidiary interests); investments; transactions with affiliates; and

- events of default:
failure to make payments when due, default under other material indebtedness (including, without limitation, the Existing AGL Credit Agreement), noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, invalidity of guarantees, failure to comply with the Commitment Letter, the Fee Letter and the Engagement Letter, or to comply with mandatory prepayment provisions; and “change of control” (to be defined in a mutually agreed upon manner).

Annex B-9

Conditions Precedent to
Borrowing:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in Section 2 of the Commitment Letter and in Annex C (in each case including by way of express references provided for therein).  In addition, all representations and warranties in the Loan Documents shall be made and be accurate on the Closing Date, but shall be subject to the Certain Funds Provision as defined in the Commitment Letter.

Assignments and Participations:
Prior to the Closing Date, each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its commitments under the Bridge Facility, in whole or in part, to other Lenders provided that no such assignment shall relieve such Lender of its obligations to fund that portion of the commitments under the Bridge Facility so assigned, except to the extent each of the Borrower and the Administrative Agent has consented to such assignment (such consent not to be unreasonably withheld or delayed) and provided that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of a request for such consent, and such assignee is evidenced by such assignee Lender becoming a party to the Loan Documents, whereupon, in the case of each of clause (x) and (y), such assigning Lender’s commitments hereunder with respect to the Bridge Facility shall be reduced at such time by an amount equal to the commitment assumed by such Lender. From the Closing Date, each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Loan Agreement.  Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Loan Documents; provided that assignments made to Lender affiliates and other Lenders will not be subject to the above described minimum assignment amount requirements.  A $3,500 processing fee will be required in connection with any such assignment (except in the case of assignments made by or to Goldman Sachs).  The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:
Amendments and waivers will require the approval of Lenders holding more than 50% of the Bridge Loans then outstanding, except that no amendment may (i) extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, (ii) reduce the rate of interest or the principal amount of any Bridge Loan, (iii) alter the prepayment provisions of any Bridge Loan, or (iv) reduce the percentage of holders necessary to modify or change the Bridge Loans, in each case without the consent of each Lender affected thereby.

Annex B-10

Taxes:
The Bridge Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever.  Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:
The Bridge Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Governing Law and
Jurisdiction:
The Bridge Loan Agreement will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York. The parties to the Loan Documents will waive any right to trial by jury.  New York law will govern the Loan Documents.

Counsel to the Arranger and
Administrative Agent:	Milbank Tweed Hadley & McCloy LLP.

  Annex B-11

. ANNEX C

AGL Capital Corporation

Summary of Conditions Precedent to the Bridge Facility

Reference is made to the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

A.	CONDITIONS PRECEDENT TO THE BRIDGE FACILITY

1.
Concurrent Transactions:  The Acquisition Equity Consideration, together with (x) the proceeds from borrowings made on the Closing Date pursuant to the Notes and/or any other Permanent Financing (or in lieu thereof, the Bridge Loans) and (y) cash on the balance sheets of the Company and the Acquired Business on the Closing Date, will be the sole and sufficient sources of funds to consummate the Acquisition, refinance certain existing indebtedness of the Acquired Business and pay all related fees, commissions and expenses.  The terms, conditions and other provisions of the Acquisition Documents (including, without limitation, the form and structure of the Acquisition) will be reasonably satisfactory to the Arranger (it being agreed that the terms, conditions and other provisions of the Acquisition Documents (as in effect on the date hereof), including the form and structure of the Acquisition, are reasonably satisfactory to the Arranger) and the Acquisition shall have been consummated substantially concurrently with the closing of the Bridge Facility and in accordance with all applicable laws and the terms of the Acquisition Documents without giving effect to any amendments, supplements, extensions, waivers or other modifications by any party (other than waivers or modifications solely by the Acquired Business with respect to breaches of representations and warranties made by HoldCo or one of its subsidiaries) thereto which are material and adverse to the Lenders or the Arranger (including, without limitation, with respect to the conditions precedent referred to therein), or consents thereunder, without the consent of the Arranger (it being understood that (x) any increase or reduction in the purchase price in excess of $150.0 million in the aggregate since the date hereof, or any change in the percentage of the Acquisition Consideration constituting the Acquisition Cash Consideration, shall be deemed to be material and adverse and (y) any increase or reduction in the purchase price equal to or less than $150.0 million in the aggregate since the date hereof shall not be deemed to be material and adverse).  There shall not have occurred and be continuing (pro forma for the Acquisition and the financing thereof) (x) a financial covenant default under any of the Loan Documents with respect to the Total Debt to Capitalization Ratio or (y) any default or event of default under any other indebtedness of HoldCo or any of its subsidiaries (including the Company and the Acquired Business) having an aggregate principal amount outstanding in excess of $100,000,000 except, in the case of this clause (y), to the extent resulting solely from the consummation of the Transactions and to the extent such indebtedness is not outstanding after the Closing Date; provided that the Company shall not be permitted to repay (for the avoidance of doubt, prior to, on or after the Closing Date) more than $25,000,000 in aggregate principal amount of any such defaulted indebtedness in order to cure the default or defaults thereunder.  Without limiting the generality of the foregoing, an amendment to each of the Existing AGL Credit Agreement and the Existing LC Reimbursement Agreements (as defined below) (such amendments, the “Permitted Existing Debt Amendments”) on terms previously disclosed in writing to the Arranger, shall have become effective in accordance with its terms.  Substantially concurrently with the consummation of the Acquisition, all pre-existing indebtedness of the Acquired Business and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, such that after giving effect to the Transactions, HoldCo and its subsidiaries (including the Company and the Acquired Business) shall have no outstanding indebtedness or preferred stock other than (a) loans under the Bridge Facility, (b) any Notes or any other Permanent Financing, (c) indebtedness set forth in the “Debt Schedule” delivered to GS Bank prior to the date hereof and indicated as “Surviving Indebtedness”, (d) certain commercial paper or Permitted Letters of Credit of HoldCo and its subsidiaries (but expressly not the Acquired Business) with new commercial paper or Permitted Letters of Credit or, with the prior written consent of GS Bank, other indebtedness satisfactory to GS Bank and (e) any Permitted Borrower Debt.  Notwithstanding any provision to the contrary in this Commitment Letter, the commitments in respect of the Bridge Facility shall be automatically reduced on a dollar-for-dollar basis by the amount of any reduction to the Acquisition Consideration.

“Existing LC Reimbursement Agreements” means, collectively, (i) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the other banks party thereto, with respect to the $54,600,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2007 (AMT), (ii) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, the other banks party thereto, with respect to the $46,500,000 Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005, (iii) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the other banks party thereto, with respect to the $39,000,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (NUI Corporation Project) Series 1996 A and (iv) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, the other banks party thereto, with respect to the $20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005.

2.
Financial Statements.  The Arranger shall have received (i) at least 30 days prior to the Closing Date, audited consolidated financial statements of each of HoldCo and the Acquired Business for each of the three fiscal years ending at least ninety-five (95) days prior to the Closing Date and meeting the requirements of Regulation S-X; (ii) as soon as available, and in any event at least 30 days prior to the Closing Date, unaudited consolidated financial statements for any interim period or periods of each of HoldCo and the Acquired Business ended after the date of the most recent audited financial statements and more than 45 days prior to the Closing Date; (iii) additional audited (if available) and unaudited financial statements for all recent, probable or pending acquisitions (other than the Acquired Business) meeting the requirements of Regulation S-X occurring at least 30 days prior to the Closing Date; and (iv) pro forma financial statements giving effect to the Transactions and, to the extent applicable, any probable or pending acquisitions or divestitures, meeting the requirements of Regulation S-X.

3.
Performance of Obligations.  All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to GS Bank, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due and invoiced in reasonable detail and the Company shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter.

4.
Minimum Liquidity. After giving effect to the Transactions, including the funding of the Bridge Facility, the Company shall have (A) (x) unfunded commitments available for borrowing under the Existing AGL Credit Facility, any Permitted Incremental Facility, any Permitted Nicor Revolver Refinancing and any Permitted Combined Revolver Refinancing less (y) the aggregate amount of any outstanding commercial paper of HoldCo and its subsidiaries, plus (B) unrestricted cash and cash equivalents at HoldCo or the Company in an aggregate amount, in the case of (A) plus (B), equal to not less than $200.0 million.

5.
Customary Closing Documents.  The Arranger shall have received: (i) customary (A) notice of borrowing, (B) legal opinions, (C) corporate records and (D) documents from public officials and officer’s certificates; (ii) customary evidence of authority; (iii) evidence of (A) clearance from the Securities Exchange Commission of the joint proxy statement and requisite approvals from the shareholders of HoldCo and Nicor, (B) state regulatory approvals from each of the Illinois Commerce Commission and the California Public Utilities Commission), (C) requisite approval of the Federal Communications Commission and compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended), and the rules and regulations promulgated thereunder, and other applicable foreign or supranational antitrust and competition laws; (iv) absence of injunction with respect to the Transactions and absence of injunction or litigation (including any pending or existing action, suit or proceeding by any governmental or regulatory authority or any other person in any jurisdiction) affecting the Bridge Facility; (v) customary evidence of insurance; and (vi)  a solvency certificate from the chief financial officer of HoldCo with respect to HoldCo and its subsidiaries taken as a whole in the form set forth in Exhibit 1 to this Annex C.  The Arranger will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities and requested at least 15 days prior to the Closing Date under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.
Prior Marketing of Notes.  The Company shall have used commercially reasonable efforts to cause the Notes to be issued or placed on or prior to the Closing Date, which efforts will include, without limitation, (A) the completion and delivery to the Financial Institutions (as defined in the Fee Letter) at least twenty (20) consecutive business days prior to the Closing Date (the period between such delivery and the Closing Date, the “Notes Marketing Period”), of a preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum (each, an “Offering Memorandum”) for the offer and sale of the Notes pursuant to a registration statement, Rule 144A or other private placement, in each case, under the Securities Act of 1933, as amended (the “Securities Act”), containing such disclosures as may be required by applicable laws, as are customary for such a document (including, to the extent applicable, all audited, unaudited, pro forma and other financial statements and schedules of HoldCo and the Company as would be required in a registered public offering of Notes by the Company), which Offering Memorandum will be in a form that will enable the independent registered public accountants of the Company to render a customary “comfort letter” (including customary “negative assurances”), and (B) delivery by such independent registered public accountants of draft customary “comfort letters” in the form that such accountants are prepared to issue upon completion of customary procedures at pricing and closing of such Notes (such drafts shall be delivered for review and comment by the Financial Institutions within a reasonable time prior to their issuance); provided, that such Notes Marketing Period shall not include (i) any period during which the Notes cannot be offered or sold because of a black-out period imposed by the Company for any reason or by applicable securities law or (ii) any day from and including (A) December 17, 2010 through and including January 3, 2011, (B) August 19, 2011 through and including September 5, 2011, (C) November 18, 2011 through and including November 28, 2011 or (D) December 16, 2011 through and including January 2, 2012.

7.
Minimum Rating.  On or prior to the Closing Date, the Company shall have been assigned an updated public corporate family rating of at least Baa3 by Moody’s and an updated public corporate credit rating of no less than BBB- by S&P, in each case pro forma for the Transactions and with stable or better outlook. All such ratings shall be determined from the most recent public announcement or publication of any changes in such ratings and shall have continued through the Closing Date.

Exhibit 1 to
Annex C

Form of Solvency Certificate

SOLVENCY CERTIFICATE
OF
AGL RESOURCES INC. AND ITS SUBSIDIARIES

I, the chief financial officer of AGL Resources Inc., a Georgia corporation (“Holdings”), in that capacity only and not in my individual capacity (and without personal liability) DO HEREBY CERTIFY AS FOLLOWS:

1.           Reference is made to that certain Bridge Loan Credit Agreement, dated as of December [__], 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AGL Capital Corporation, a Nevada corporation, AGL Resources Inc., as Guarantor, the Lenders party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent, [______], as Syndication Agent, and   [], as Documentation Agent.

2.           I  have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.           Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Transactions:

(a)           the present fair saleable value of all present assets of Holdings and its subsidiaries, taken as a whole, is greater than the debt (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole;

(b)           the capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date;

(c)           Holdings and its subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they mature in the ordinary course of business; and

(d)           the sum of the debts of Holdings and its subsidiaries, taken as a whole, is less than all of the property, at fair valuation, of Holdings and its subsidiaries, taken as a whole, exclusive of property transferred, concealed or removed with intent to hinder, delay or defraud the creditors of Holdings and its subsidiaries and (ii) property that may be exempted from the bankruptcy estate of Holdings and its subsidiaries.

provided, that, for purposes of the foregoing clauses (a) through (d), the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

The foregoing certifications are made and delivered as of [                                                                                                           ].

________________________
Name:
Title: Chief Financial Officer

Project Ottawa Debt Schedule

Debt Instrument	Exclusions to Clear Market	Exclusions to Commitment Reductions and Mandatory Prepayment	Survives Closing Date
AGL Resources Inc. and its Subsidiaries
1. Credit Agreement, dated as of September 15, 2010, among AGL Resources Inc., AGL Capital Corporation, the Lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, and the other agents party thereto
	Yes, to the extent constituting Permitted Existing Debt Amendments, Permitted Incremental Facility and/or Permitted Combined Revolver Refinancing	Yes, to the extent constituting Permitted Existing Debt Amendments, Permitted Incremental Facility and/or Permitted Combined Revolver Refinancing	Yes
2. AGL Letter of Credit Facilities
(i) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the other banks party thereto, with respect to the $54,600,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2007 (AMT)
	Yes, to the extent constituting Permitted Existing Debt Amendments	No	Yes
(ii) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, the other banks party thereto, with respect to the $46,500,000 Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005
	Yes, to the extent constituting Permitted Existing Debt Amendments	No	Yes
(iii) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the other banks party thereto, with respect to the $39,000,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (NUI Corporation Project) Series 1996 A
	Yes, to the extent constituting Permitted Existing Debt Amendments	No	Yes
(iv) Reimbursement Agreement, dated as of October 14, 2010, among Pivotal Utility Holdings, Inc., as Applicant, AGL Resources Inc., as Guarantor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent, the other banks party thereto, with respect to the $20,000,000 Industrial Development Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project) Series 2005
	Yes, to the extent constituting Permitted Existing Debt Amendments	No	Yes
3. AGL Loan Agreements (Revenue Bonds)
(i) Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million bonds, due June 1, 2026, as amended by that certain First Amendment to Loan Agreement, dated September 1, 2010
	No	No	Yes
(ii) Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033
	No	No	Yes
(iii) Loan Agreement, dated April 1, 2005, between Pivotal Utility Holdings, Inc. and Brevard County, FL, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, as further amended by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings, Inc. issued $20 million bonds due October 1, 2024

	No	No	Yes
(iv) Loan Agreement, dated May 1, 2005, between Pivotal Utility Holdings, Inc. and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, as further amended by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings, Inc. issued $46.5 million bonds due October 1, 2022
	No	No	Yes
(v) Loan Agreement, dated May 1, 2007, between Pivotal Utility Holdings, Inc.  (f/k/a NUI Utilities, Inc. and NUI Corporation) and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, as further amended by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which NUI Utilities issued $54.6 million bonds due June 1, 2032.
	No	No	Yes
4. AGL Medium Term Notes issued pursuant to that certain Indenture, dated as of December 1, 1989, between Atlanta Gas Light Company and Bankers Trust Company, as the Trustee.
(i) $5 million aggregate principal amount of 8.4% medium term notes issued by Atlanta Gas Light Company maturing June 5, 2012	No	No	Yes
(ii) $5 million aggregate principal amount of 8.3% medium term notes issued by Atlanta Gas Light Company maturing June 19, 2012	No	No	Yes
(iii) $5 million aggregate principal amount of 8.3% medium term notes issued by Atlanta Gas Light Company maturing July 1, 2012	No	No	Yes
(iv) $22 million aggregate principal amount of 7.2% medium term notes issued by Atlanta Gas Light Company due 2017	No	No	Yes
(v) $30 million aggregate principal amount of 9.1% medium term notes issued by Atlanta Gas Light Company due 2021	No	No	Yes
(vi) $5 million aggregate principal amount of 8.55% medium term notes issued by Atlanta Gas Light Company due 2022	No	No	Yes
(vii) $25 million aggregate principal amount of 8.7% medium term notes issued by Atlanta Gas Light Company due 2022	No	No	Yes
(viii) $6 million aggregate principal amount of 8.55% medium term notes issued by Atlanta Gas Light Company due 2022	No	No	Yes
(ix) $10 million aggregate principal amount of 8.55% medium term notes issued by Atlanta Gas Light Company due 2022	No	No	Yes
(x) $30 million aggregate principal amount of 6.55% medium term notes issued by Atlanta Gas Light Company due 2026	No	No	Yes
(xi) $53.5 million aggregate principal amount of 7.3% medium term notes issued by Atlanta Gas Light Company due 2027.	No	No	Yes
5. AGL Senior Notes (issued pursuant to that certain Indenture, dated as of February 20, 2001, among AGL Capital Corporation, as Issuer, AGL Resources Inc., as Guarantor, and The Bank of New York, as Trustee)

(i) $300 million aggregate principal amount of 7.125% Senior Notes issued by AGL Capital Corporation due 2011	Yes, to the extent constituting Permitted Delayed Draw Facility or Permitted 2011 Notes Refinancing	Yes, to the extent constituting Permitted Delayed Draw Facility or Permitted 2011 Notes Refinancing	Yes
(ii) $225 million aggregate principal amount of 4.45% Senior Notes issued by AGL Capital Corporation due 2013	No	No	Yes
(iii) $200 million aggregate principal amount of 4.95% Senior Notes issued by AGL Capital Corporation due 2015	No	No	Yes
(iv) $300 million aggregate principal amount of 6.375% Senior Notes issued by AGL Capital Corporation due 2016	No	No	Yes
(v) $300 million aggregate principal amount of 5.25% Senior Notes issued by AGL Capital Corporation due 2019	No	No	Yes
(vi) $250 million aggregate principal amount of 6.00% Senior Notes issued by AGL Capital Corporation due 2034	No	No	Yes
6. Credit Agreement, dated as of November 2, 2006, among Southstar Energy Services LLC, as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto from time to time, as amended, restated, modified, renewed, refunded, replaced or refinanced
	Yes, provided such refinancing will not commence prior to July 1, 2011	Yes, provided such refinancing will not commence prior to July 1, 2011	Yes
7. Florida Capital Leases to the extent existing as of December 06, 2010	No	No	Yes
Nicor Inc. and its Subsidiaries
1. 364-Day Credit Agreement, dated as of April 23, 2010, among Northern Illinois Gas Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other parties thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof.
	Yes	Yes	No
2. Three Year Credit Agreement, dated as of April 23, 2010, among Northern Illinois Gas Company and Nicor Inc., as Borrowers, JPMorgan Cash Bank, N.A., as Administrative Agent, and the other parties thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof.
	Yes, to the extent constituting Permitted Nicor Revolver Refinancing or Permitted Combined Revolver Refinancing	Yes, to the extent constituting Permitted Nicor Revolver Refinancing or Permitted Combined Revolver Refinancing	No
3. Nicor First Mortgage Bonds (issued pursuant to that certain Indenture, dated as of January 1, 1954, between Commonwealth Edison Company and Continential Illinois National Bank and Trust Company of Chicago)

(i) 6.625% first mortgage bonds issued by Northern Illinois Gas Company maturing February 1, 2011
Yes, provided that such financing (x) does not exceed an amount equal to $75.0 million, and (y) will commence on or after the date that is six months prior to the stated maturity thereof (as in effect on the date hereof) or at a lower cost of funds (calculating such cost on an aggregate after-tax basis)

Yes, provided that such financing (x) does not exceed an amount equal to $75.0 million, and (y) will commence on or after the date that is six months prior to the stated maturity thereof (as in effect on the date hereof) or at a lower cost of funds (calculating such cost on an aggregate after-tax basis)
Yes
(ii) $50 million of 7.20% first mortgage bonds issued by Northern Illinois Gas Company due 2016	No	No	Yes
(iii) $50 million of 4.70% first mortgage bonds issued by Northern Illinois Gas Company due 2019	No	No	Yes
(iv) $50 million of 5.80% first mortgage bonds issued by Northern Illinois Gas Company due 2023	No	No	Yes
(v) $50 million of 6.58% first mortgage bonds issued by Northern Illinois Gas Company due 2028	No	No	Yes
(vi) $50 million of 5.90% first mortgage bonds issued by Northern Illinois Gas Company due 2032	No	No	Yes
(vii) $50 million of 5.90% first mortgage bonds issued by Northern Illinois Gas Company due 2033	No	No	Yes
(viii) $50 million of 5.85% first mortgage bonds issued by Northern Illinois Gas Company due 2036	No	No	Yes
(ix) $75 million of 6.25% first mortgage bonds issued by Northern Illinois Gas Company due 2038	No	No	Yes
4. Refinancing of 6.79% Senior Secured Notes issued pursuant to that certain Trust Indenture and Security Agreement, dated as of May 15, 2001, between Horizon Pipeline Company, L.L.C, as the Company, and BNY Midwest Trust Company, as the Trustee, amended, restated, modified, renewed, refunded, replaced or refinanced

Yes, provided that such refinancing will (x) not exceed $49.8 million and (y) commence on or after the date that is six months prior to the stated maturity thereof (as in effect on the date hereof) or at a lower cost of funds (calculating such cost on an aggregate after-tax basis)

Yes, provided that such refinancing will (x) not exceed $49.8 million and (y) commence on or after the date that is six months prior to the stated maturity thereof (as in effect on the date hereof) or at a lower cost of funds (calculating such cost on an aggregate after-tax basis)
Yes
5. $120 MM Central Valley debt financing - March 2012	Yes, provided that such financing will not commence prior to September 30, 2011 and such financing will be done in consultation with AGL Resources Inc. as to structure, terms and conditions thereof	Yes, provided that such financing will not commence prior to September 30, 2011 and such financing will be done in consultation with AGL Resources Inc.as to structure, terms and conditions thereof	Yes